Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2007, related to the consolidated financial statements of St. Bernard Software, Inc. and Subsidiary, appearing in the Annual Report on Form 10-KSB of St. Bernard Software, Inc. and Subsidiary for the year ended December 31, 2006.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

September 11, 2007